EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2025 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, August 7, 2025: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the second quarter and year ended June 30, 2025. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Second Quarter 2025 Activity:
•Timing Shift in Earnings Recognition: For the 2025 crop year, we modified lease agreements on six of our farms by reducing or eliminating fixed base rent amounts and, in some cases, providing cash lease incentives to certain tenants in exchange for significantly increasing the participation rent components. Additionally, we are currently operating two properties (encompassing four farms) under management agreements with third-party operators. As a result of these changes, we expect revenues from fixed base rents to be significantly lower throughout the year, while participation rents are anticipated to be considerably higher. This shift will delay the timing of revenue recognition and increase our reliance on participation rents, which are typically recognized once crop results are known, generally in the fourth quarter. As such, the majority of our revenue and annual earnings for 2025 are expected to be recognized in the fourth quarter.
•Portfolio Activity—Lease Activity: Executed four lease agreements expected to increase annual net operating income by approximately $166,000, or 9.3%, compared to the prior leases.
•Debt Activity—Loan Refinancing: Secured a new $10.6 million loan bearing interest at 6.31% (fixed for three years), which was used to repay a $10.3 million maturing loan that bore interest at 3.85%.
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended June 30, 2025.
Second Quarter 2025 Results:
Net loss for the quarter was approximately $7.9 million, compared to approximately $823,000 in the prior-year quarter. Net loss attributable to common stockholders during the quarter was approximately $13.9 million, or $0.38 per share, compared to approximately $6.7 million, or $0.19 per share, in the prior-year quarter. AFFO for the quarter was approximately $(3.5) million, or $(0.10) per share, compared to approximately $3.7 million, or $0.10 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues decreased, primarily due to a $6.8 million reduction in fixed base cash rents. This decrease was largely driven by modifications of certain lease agreements, as noted above, and ongoing vacancy and tenancy issues. Participation rents also decreased by approximately $975,000, primarily due to the accelerated recognition of certain revenue amounts in the prior year, as some information became available earlier than usual, enabling us to record those amounts in the first half of the year.
Excluding the second-quarter reversal of a capital gains fee earned during the first quarter of 2025, aggregate related-party fees decreased by approximately $67,000 during the current quarter, primarily due to a lower base management fee resulting from the sale of 19 farms since December 31, 2023. The capital gains fee is not payable until after the end of the fiscal year and is subject to further adjustment throughout the year if and when we dispose of additional assets. Excluding related-party fees, our remaining cash operating expenses decreased by approximately $135,000, primarily driven by a reduction in general and administrative expenses, particularly lower stockholder-related costs and reduced professional fees. This was partially offset by higher property operating expenses due to additional costs incurred to protect water rights on certain farms in California and elevated expenses related to farms that were vacant, direct-operated, or on non-accrual status, particularly increased property taxes. Interest expense decreased due to debt repayments made over the past year.
Cash flows from operations for the current quarter decreased by approximately $12.0 million compared to the prior-year quarter, primarily due to a reduction in cash received from fixed lease payments as a result of the lease modifications noted above, as well as lower cash collections from farms that were vacant, direct-operated, or on non-accrual status.
Subsequent to June 30, 2025:
•Portfolio Activity—California Water Activity: Purchased 1,530 gross acre-feet of water at a total cost of approximately $583,000, or approximately $381 per gross acre-foot.
•Debt Activity—Loan Repayments: Repaid a $10.4 million maturing bond that bore interest at a stated rate of 4.45%.
•Third Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of July, August, and September (totaling $0.1401 per share of common stock for the quarter).
Comments from David Gladstone, President and CEO of Gladstone Land:  “With the approach we've taken on certain of our western permanent crop farms, our earnings for 2025 will be more dependent on participation rents than in prior years, with the large majority expected to be recognized in the fourth quarter. We believe this structure will be the most profitable arrangement for this specific group of farms for the 2025 crop year, supported by their history of high yields and strong crop insurance coverage. Market trends for pistachios and almonds, the crops to which we are most exposed within this group, appear to be mostly positive. Pistachio prices are holding steady amid strong demand, with the recently announced minimum price for the 2025 crop matching last year's level, in line with our expectations. Almonds prices, after an initial dip following the release of the Almond Objective Forecast, have since rebounded somewhat and are currently 5% to 10% higher than they were at this time last year, and significantly above 2023 levels. We view these lease modifications as a temporary measure and continue to aim for a return to standard lease structures that include fixed base rents. If we are unable to reach satisfactory lease terms with tenants on these farms in the near future, we may also consider selling certain of these farms. In the meantime, we remain focused on enhancing long-term farm viability by pursuing opportunities to acquire additional water resources at below-market prices, further strengthening water security for our farms and growers. Our balance sheet remains in excellent condition, with nearly 100% of our outstanding debt held at fixed interest rates. We also continue to maintain strong liquidity, with over $150 million in immediately-available capital and more than $165 million in unencumbered properties that could be pledged as additional collateral, if needed.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2025	6/30/2024	($ / #)	(%)
Operating Data:
Total operating revenues	$12,296	$21,297	$(9,001)	(42.3)%
Total operating expenses	(12,510)	(13,433)	923	(6.9)%
Other expense, net	(7,664)	(8,687)	1,023	(11.8)%
Net loss	$(7,878)	$(823)	$(7,055)	857.2%
Less: Aggregate dividends declared on and gains on extinguishment of cumulative redeemable preferred stock, net(1)	(6,002)	(5,831)	(171)	2.9%
Net loss attributable to common stockholders	(13,880)	(6,654)	(7,226)	108.6%
Plus: Real estate and intangible depreciation and amortization	8,374	8,813	(439)	(5.0)%
Plus: Losses on dispositions of real estate assets, net	2,149	2,800	(651)	(23.3)%
Adjustments for unconsolidated entities(2)	11	15	(4)	(26.7)%
FFO available to common stockholders	(3,346)	4,974	(8,320)	(167.3)%
Less: Acquisition- and disposition-related credits, net	(28)	(11)	(17)	154.5%
(Less) plus: Other nonrecurring (receipts) charges, net(3)	(188)	48	(236)	(491.7)%
CFFO available to common stockholders	(3,562)	5,011	(8,573)	(171.1)%
Net adjustment for normalized cash rents(4)	(153)	(926)	773	(83.5)%
Plus: Amortization of debt issuance costs	216	223	(7)	(3.1)%
Plus (less): Other non-cash charges (receipts), net(5)	49	(605)	654	(108.1)%
AFFO available to common stockholders	$(3,450)	$3,703	$(7,153)	(193.2)%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	36,184,658	35,838,442	346,216	1.0%

Diluted net loss per weighted-average common share	$(0.384)	$(0.186)	$(0.198)	106.6%
Diluted FFO per weighted-average common share	$(0.092)	$0.139	$(0.231)	(166.6)%
Diluted CFFO per weighted-average common share	$(0.098)	$0.140	$(0.238)	(170.4)%
Diluted AFFO per weighted-average common share	$(0.095)	$0.103	$(0.199)	(192.3)%
Cash distributions declared per common share	$0.140	$0.140	$0.000	0.2%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,195,083	$1,271,852	$(76,769)	(6.0)%
Total assets	$1,258,585	$1,352,553	$(93,968)	(6.9)%
Total indebtedness(7)	$558,917	$612,465	$(53,548)	(8.7)%
Total equity	$670,073	$708,469	$(38,396)	(5.4)%
Total common shares outstanding (fully diluted)	36,184,658	35,838,442	346,216	1.0%

Other Data:
Cash flows from operations	$3,949	$15,913	$(11,964)	(75.2)%
Farms owned	150	168	(18)	(10.7)%
Acres owned	103,001	111,836	(8,835)	(7.9)%
Occupancy rate(8)	95.9%	99.3%	(3.4)%	(3.4)%
Acre-feet of water assets owned	55,306	53,975	1,331	2.5%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of damage to improvements on certain of our farms caused by certain non-recurring events, (ii) one-time legal costs incurred related to certain corporate organizational matters, and (iii) the capital gains fee and subsequent adjustment recorded during the three months ended June 30, 2025, which is not due until after the end of the fiscal year and is subject to further adjustment throughout the remainder of the year.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) plus (less) net non-cash expense (income) recorded as a result of additional water assets used (received) in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Friday, August 8, 2025, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through August 15, 2025.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13754183.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 150 farms, comprised of approximately 103,000 acres in 15 different states and over 55,000 acre-feet of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Over 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and nearly 20% of its permanent crop acreage falls into this category. Gladstone Land pays monthly distributions to its stockholders and has paid 150 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other

REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893